Exhibit 4.33

THIS AMENDMENT AGREEMENT is made on the 2nd day of December 2014

BETWEEN

(1)	Seaport Canaveral, Corp (the Company)

AND

(2)	Vitol Inc.

AND

(3)	Vitol Aviation Company

(Vitol Inc. and Vitol Aviation Company shall jointly be referred to as the Client)

WITNESSETH:

WHEREAS:

(A)	The Company and the Client are parties to a Terminalling Services Contract dated 1 February 2010 (the Contract), bearing contract reference number C100101 pursuant to which the Company is required to provide to the Client terminalling services for various petroleum products at the Company’s terminal at Cape Canaveral, Florida, U.S.A.

(B)	Pursuant to the Terminalling Services Subcontract dated 30 May 2014, the Contract was subcontracted to Vitol Aviation Company (VAC), pursuant to which VAC requires storage and terminalling services for jet fuel (the Subcontract).

(C)	For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Client now wish to amend the Contract and Subcontract in accordance with this Amendment Agreement,

NOW THEREFORE it is agreed as follows:

1.	The Company and the Client agree that the term of the Contract and Subcontract as set forth under Clause 3 shall be extended from 31 January 2015 to 15 September 2015.

2.	Save to the extent amended by this Amendment Agreement, all other terms and conditions of the Contract and Subcontract shall remain in full force and effect.

3.	Clauses 16 and 18 of the Contract and Clause 7 of the Subcontract shall apply mutatis mutandis to this Amendment Agreement as if references therein to the “Contract” and “Subcontract” were to this Amendment Agreement.

4.	This Amendment Agreement may be executed in counterparts.

5.	Capitalised terms not otherwise defined in this Amendment Agreement have the same meaning as in the Contract and Subcontract.

IN WITNESS WHEREOF the Client and the Company have caused this Amendment Agreement to be executed by their duly authorized representatives, as of the date first above written.

SEAPORT CANAVERAL, CORP	VITOL INC.

/s/ A.G.H. Steenland	/s/ M.A. Loya
A.G.H. STEENLAND	M.A. LOYA
PRESIDENT	PRESIDENT

VITOL AVIATION COMPANY

/s/ Steve M.
STEVE M.
VICE PRESIDENT